Exhibit 99.3

Ozop Energy OZSC Obtains Site Control for Battery Storage Project

WARWICK, NY, March 11, 2021 - Ozop Energy Solutions, Inc. (OZSC), (“Ozop” or the “Company”), has announced that its wholly owned subsidiary Ozop Energy Systems (OES) has executed a 25-year lease on a property to build its first lithium-ion battery storage and power facility.

The property is located in Brooklyn, New York bordering Marine Park. It is the first of Ozop Energy Systems 16 proposed facilities to be contracted with Con Edison, one of the largest investor-owned energy companies in the United States. New York will need more energy storage to meet its goal of reaching 70 percent renewable electricity by 2030 and a carbon-free electricity system by 2040. The state has set targets of 1,500 MW of storage by 2025 and 3,000 MW by 2030, and it has created a set of policies including incentives for storage developers and procurement requirements for its biggest utilities.

To speed production, OES may opt to deploy Tesla’s Megapack Batteries for this first location, as they are a turnkey solution that includes battery modules, bi-directional invertors, thermal management, AC breakers and controls. On future sites, OES plans to work with this technology and Ozop’s subsidiary PCTI’s manufactured components to lower overhead. This system is designed to arbitrage electricity under agreement with the utility where we store several megawatts of energy at night and release it during high demand daytime hours for a premium. The value of this installation is several million dollars with the income based on variable rates at various peak times.

“This is an exciting investment into our future, not only for our Company, by making a permanent shift towards helping the environment” Said Brian Conway CEO of Ozop Energy Systems, “We could not be achieving these steps without the strategic and creative minds of our team. As the son of a father retired from Con Edison, I couldn’t be prouder.”

For more information on OZSC please follow on the link, www.OzopEnergy.com.

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About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. (www.pcti.com) invents, designs, develops, manufactures, and distributes standard and custom power electronic solutions. Founded in 1991 and located in East Butler, Pennsylvania, the Company’s mission is to be the global leader for high power electronics with a standard of continued innovation.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

Safe Harbor Statement

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